EXHIBIT 99.1

Utah Medical Products, Inc. Increases Quarterly Dividend

Contact:  Brian KoopmanNovember 3, 2026

(801) 566-1200

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors has approved a quarterly cash dividend of thirty-one and one-half cents ($.315) per share of common stock payable on January 5, 2027 to stockholders of record at the close of business on December 17, 2026.  This is a 1.6% increase over the prior regular quarterly cash dividend.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long-term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.